Exhibit (a)(1)(i)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and tenders will not be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction.

,

EXFO ELECTRO-OPTICAL ENGINEERING INC.

OFFER TO PURCHASE FOR NOT MORE THAN CDN$30,000,000 IN CASH
up to 8,823,529 of its Subordinate Voting Shares at a Purchase Price of
Not Less Than Cdn$3.40 and Not More Than Cdn$3.90 per Share

EXFO Electro-Optical Engineering Inc. (“EXFO”, the “Corporation”, “we” or “us”) invites its shareholders (the “Shareholders”) to tender, for purchase and cancellation by the Corporation, subordinate voting shares of the Corporation (the “Shares”) pursuant to (i) auction tenders in which the tendering Shareholders specify a price of not less than Cdn$3.40 per Share or more than Cdn$3.90 per Share in increments of Cdn$0.05 per Share (“Auction Tenders”), or (ii) purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have Shares purchased at the Purchase Price (as defined below) that is determined as provided herein (“Purchase Price Tenders”). The invitation and all tenders of Shares are subject to the terms and conditions set forth in this Offer to Purchase, its accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal (which together constitute the “Offer”).

This Offer will commence on the date set forth below and expire at 5:00 p.m. (Eastern time) on December 16, 2008, unless withdrawn, extended or varied by EXFO (such time on such date, the “Expiration Date”). The Offer is not conditional upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and EXFO reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if such conditions are not satisfied. See “Offer to Purchase — Conditions of the Offer”.

Promptly following the Expiration Date, the Corporation will determine a single price per Share (the “Purchase Price”), which will not be less than Cdn$3.40 per Share or more than Cdn$3.90 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding Cdn$30,000,000. If the Purchase Price is determined to be Cdn$3.40 (which is the minimum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 8,823,529 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at Cdn$3.40 per Share (which is the minimum Purchase Price under the Offer). Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Corporation pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price. A Shareholder who wishes to tender Shares, but who does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price not greater than the Purchase Price (the “Successfully Tendered Shares”) by Shareholders (the “Successful Shareholders”) exceeds Cdn$30,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that “Odd Lot” tenders will not be subject to pro-ration. See “Offer to Purchase — Number of Shares and Pro-Ration”.

November 10, 2008	(continued on inside cover)

(continued from cover)

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

As of November 7, 2008, there were 30,606,791 Shares issued and outstanding and, accordingly, the Offer is for approximately 28.8% of the total number of issued and outstanding Shares (if the Purchase Price is determined to be Cdn$3.40, being the minimum Purchase Price under the Offer). As of such date, there were also 36,643,000 multiple voting shares of the Corporation (“Multiple Voting Shares”) issued and outstanding.

The Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “EXF” and quoted on the NASDAQ Global Market (“NASDAQ”) under the symbol “EXFO”. On November 7, 2008, the last trading day before the Offer was announced, the closing price per Share was Cdn$3.25 and US$2.83 on the TSX and NASDAQ, respectively. Shareholders are urged to obtain current market quotations for the Shares.

EXFO’s Board of Directors has approved the Offer. However, none of EXFO, its Board of Directors, TD Securities Inc. or TD Securities (USA) LLC, the Dealer Managers for the Offer, Georgeson Shareholder Communications Canada Inc. (“Georgeson”), the Information Agent for the Offer, or CIBC Mellon Trust Company, the Depositary for the Offer, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation’s directors and executive officers have advised the Corporation that they do not intend to tender Shares pursuant to the Offer.

Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. See “Issuer Bid Circular — Income Tax Consequences”.

Shareholders wishing to tender all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See “Offer to Purchase — Procedure for Tendering Shares”.

You should read carefully the information set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO
THE INFORMATION AGENT:

North American Toll Free Number: 1-866-717-8273
Banks and Brokers call collect: 1-212-806-6859

The Dealer Managers for the Offer are:

In Canada:	In the United States:
TD Securities Inc.	TD Securities (USA) LLC
1, Place Ville-Marie	31 West 52nd Street
Suite 2315	New York, NY
Montreal, QC H3B 3M5	USA 10019-6101
North American Toll Free Number: 1-866-962-1660

FORWARD-LOOKING INFORMATION

This Offer to Purchase and Circular contains forward-looking information or statements (“forward-looking statements”). Forward-looking statements are statements other than historical information or statements of current condition, that include, but are not limited to, statements respecting: the number of Shares that the Corporation may purchase in the Offer, the price range and the date on which the Corporation will announce the final results of the Offer or pay for tendered shares; the trading price of the Shares not fully reflecting the value of the Corporation’s business and future prospects; the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Corporation from pursuing its foreseeable business opportunities for the future growth of the Corporation’s business; the market for the Shares of the Corporation not being materially less liquid than the market that exists at the time of the making of the Offer; future purchases of additional Shares of the Corporation following expiry of the Offer; and the prospect that the Corporation may from time to time in the future consider various acquisition or divestiture opportunities. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances.

Words such as may, will, expect, believe, anticipate, intend, could, estimate, continue, or the negative or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events and circumstances are considered forward-looking statements. They are not guarantees of future performance and involve risks and uncertainties.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in forward-looking statements due to various factors including consolidation in the global telecommunications test, measurement and monitoring industry; capital spending levels in the telecommunications, life sciences and high-precision assembly sectors; concentration of sales; fluctuating exchange rates and EXFO’s ability to execute in these uncertain conditions; the effects of the additional actions EXFO has taken in response to such economic uncertainty (including EXFO’s ability to quickly adapt cost structures with anticipated levels of business, ability to manage inventory levels with market demand); market acceptance of EXFO’s new products and other upcoming products; limited visibility with regards to customer orders and the timing of such orders; EXFO’s ability to successfully integrate its acquired and to-be-acquired businesses; EXFO’s ability to successfully expand international

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operations; the retention of key technical and management personnel; and future economic, competitive, financial and market conditions, including any slow-down or recession in the global economy. Assumptions relating to the foregoing involve judgments and risks, all of which are difficult or impossible to predict and many of which are beyond EXFO’s control. Other risk factors that may affect EXFO’s future performance and operations are detailed in EXFO’s Annual Report, on Form 20-F, and its other filings with the SEC and the Canadian securities commissions. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements.

Management of EXFO believes that the expectations reflected in the forward-looking statements are reasonable based on information currently available to them, but cannot assure you that the expectations will prove to have been correct. Accordingly, you should not place undue reliance on these forward-looking statements. These statements speak only as of the date of this document. Except as provided by applicable Canadian and United States law and regulations, we undertake no obligation to revise or update any of them to reflect events or circumstances that occur after the date of this document.

NOTICE TO HOLDERS OF OPTIONS AND MULTIPLE VOTING SHARES

The Offer is made only for Shares and not made for any options to acquire Shares (“Options”) or for Multiple Voting Shares. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise or convert, as applicable, such Options or Multiple Voting Shares in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Date to assure holders of Options or Multiple Voting Shares that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option or conversion of a Multiple Voting Share cannot be revoked even if the Shares received upon exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason.

Holders of such securities that exercise or convert such Options or Multiple Voting Shares and then tender the Shares received on such exercise or conversion, as applicable, pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular — Income Tax Consequences”. Holders of Options and Multiple Voting Shares are urged to seek tax advice from their own tax advisors in this regard.

To the knowledge of the Corporation and its directors and senior officers, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer.

INFORMATION FOR UNITED STATES SHAREHOLDERS

The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the fact that the Corporation is incorporated under the federal laws of Canada and that most of its directors and officers are residents of countries other than the United States. Enforcement of civil liabilities under United States securities laws may further be adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

United States Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See “Issuer Bid Circular — Income Tax Consequences”.

The Corporation has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See “Issuer Bid Circular — EXFO Electro-Optical Engineering Inc. — Additional Information”.

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CURRENCY AND EXCHANGE RATE

All dollar references in this Offer to Purchase and the Circular are in Canadian dollars, except where otherwise indicated. See “Issuer Bid Circular — EXFO Electro-Optical Engineering Inc. — Presentation of Financial Information”.

The following table sets forth, for each period indicated, the low and high noon exchange rates for Canadian dollars expressed in United States dollars, based on the Bank of Canada noon exchange rates:

			Quarterly Data
Monthly Data			(based on EXFO’s financial year)
	High	Low		High	Low
Month	(US$)	(US$)	Quarter	(US$)	(US$)

May 2008	1.0158	0.9815	Q1 2007	0.9047	0.8715
June 2008	0.9987	0.9726	Q2 2007	0.8759	0.8437
July 2008	0.9984	0.9746	Q3 2007	0.9347	0.8467
August 2008	0.9753	0.9365	Q4 2007	0.9641	0.9298
September 2008	0.9673	0.9263	Q1 2008	1.0905	0.9482
October 2008	0.9426	0.7726	Q2 2008	1.0289	0.9686
November 2008 (to Nov. 7)	0.8696	0.8421	Q3 2008	1.0161	0.9729
			Q4 2008	0.9987	0.9365
			Q1 2009 (to Nov. 7, 2008)	0.9673	0.7726

On November 7, 2008, the Bank of Canada noon exchange rate was Cdn$1.00 = US$0.8450.

* * *

The Corporation has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your Shares in the Offer or as to the price or prices at which you may choose to tender your Shares under the Offer. You should rely only on the information contained in this document or to which the Corporation has referred you. The Corporation has not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular or in the related Letter of Transmittal or Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by the Corporation, its Board of Directors, the Dealer Managers, the Information Agent or the Depositary.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information relating to the Offer, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere herein. We urge you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery because they contain the full details of the Offer. We have included references to the sections of this Offer where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SHARES?

EXFO Electro-Optical Engineering Inc. is offering to purchase your Shares.

WHY IS EXFO MAKING THE OFFER?

We believe that the recent trading price of the Shares is not fully reflective of the value of EXFO’s business and future prospects. Therefore, we believe that the purchase of Shares under the Offer represents an attractive investment and an efficient means of providing value to our Shareholders and is in the best interests of the Corporation and its Shareholders. See “Issuer Bid Circular — Purpose and Effect of the Offer”.

WHAT WILL THE PURCHASE PRICE FOR THE SHARES BE AND WHAT WILL BE THE FORM OF PAYMENT?

We are conducting the Offer through a procedure commonly called a “modified Dutch Auction”. This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is Cdn$3.40 to Cdn$3.90 per Share. We will select the lowest Purchase Price that will allow us to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding Cdn$30,000,000. All Shares we purchase will be purchased at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price selected by us. We will determine the Purchase Price for the tendered Shares promptly after the Offer expires. If your Shares are purchased under the Offer, you will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment.

HOW MANY SHARES WILL EXFO PURCHASE IN THE OFFER?

We are offering to purchase Shares that have an aggregate Purchase Price not exceeding Cdn$30,000,000. At the maximum Purchase Price of Cdn$3.90 per Share, we could purchase 7,692,308 Shares. At the minimum Purchase Price of Cdn$3.40 per Share, we could purchase 8,823,529 Shares. Since we will be unable to determine the Purchase Price until after the Expiration Date, the exact number of Shares that we will purchase will not be determined until after the Expiration Date. See “Offer to Purchase — Number of Shares and Pro-Ration”.

WHAT WILL HAPPEN IF SHARES WITH AN AGGREGATE PURCHASE PRICE OF MORE THAN CDN$30,000,000 ARE TENDERED TO THE OFFER?

If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at a price not greater than the Purchase Price exceeds Cdn$30,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that “Odd Lot” tenders will not be subject to pro-ration. See “Offer to Purchase — Number of Shares and Pro-Ration”.

HOW CAN I MAXIMIZE THE CHANCE THAT MY SHARES WILL BE PURCHASED?

If you wish to maximize the chance that your Shares will be purchased, you should tender them by “Purchase Price Tender”, indicating that you will accept the Purchase Price selected by us. You should understand that this election will have the same effect as if you selected the minimum price of Cdn$3.40 per Share.

HOW WILL EXFO PAY FOR THE SHARES?

We will fund any purchases of Shares pursuant to the Offer from available cash on hand. The Offer is not conditional upon the receipt of financing. See “Issuer Bid Circular — Source of Funds”.

HOW LONG DO I HAVE TO TENDER MY SHARES?

You may tender your Shares until the Offer expires. The Offer will expire on December 16, 2008 at 5:00 p.m. (Eastern time), unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See “Offer to Purchase — Extension and Variation of the Offer”. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to tender Shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

ARE THERE ANY CONDITIONS TO THE OFFER?

Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions that, in our judgment, are or may be materially adverse to us. See “Offer to Purchase — Conditions of the Offer”.

HOW DO I TENDER MY SHARES?

To tender Shares pursuant to the Offer, you must (i) deliver by the Expiration Date the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses listed in the Letter of Transmittal, (ii) follow the guaranteed delivery procedure described herein, or (iii) transfer all tendered Shares pursuant to the procedures for book-entry transfer described herein, prior to 5:00 pm (Eastern time) on the Expiration Date. If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request such broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. You may also contact the Depositary, the Information Agent or the Dealer Managers for assistance. See “Offer to Purchase — Procedure for Tendering Shares” and the instructions to the related Letter of Transmittal.

CAN I TENDER PART OF MY SHARES AT DIFFERENT PRICES?

Yes, you can elect to tender part of your Shares at one price and an additional number of Shares at a second price. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each tender. See “Offer to Purchase — Procedure for Tendering Shares”.

WHAT WILL HAPPEN IF I DO NOT TENDER MY SHARES?

Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future profits or losses and assets, subject to our right to issue additional Shares and other equity securities in the future. The amount of our future cash assets will be reduced by the amount paid and expenses incurred in connection with this Offer. See “Issuer Bid Circular — Purpose and Effect of the Offer”.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I WITHDRAW MY TENDER?

Yes. You may withdraw any Shares you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, or (iii) if the Shares have not been paid for by the Corporation within three business days of being taken up. See “Offer to Purchase — Withdrawal Rights”.

HOW DO I WITHDRAW SHARES I PREVIOUSLY TENDERED?

You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of

Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See “Offer to Purchase — Withdrawal Rights”.

CAN THE OFFER BE EXTENDED, VARIED OR TERMINATED?

We can extend or vary the Offer in our sole discretion. See “Offer to Purchase — Extension and Variation of the Offer”. We can also terminate the Offer under certain circumstances. See “Offer to Purchase — Conditions of the Offer”.

HOW WILL I BE NOTIFIED IF EXFO EXTENDS THE OFFER?

We will issue a press release by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See “Offer to Purchase — Extension and Variation of the Offer”.

HAS EXFO OR ITS BOARD OF DIRECTORS ADOPTED A POSITION ON THE TENDER OFFER?

Our Board of Directors has approved the Offer. However, none of EXFO, its Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. Our directors and executive officers have advised us that they do not intend to tender Shares pursuant to the Offer.

FOLLOWING THE OFFER, WILL EXFO CONTINUE AS A PUBLIC CORPORATION?

We do not believe that our purchase of Shares through the Offer will cause our remaining Shares to be de-listed from NASDAQ or the TSX or cause us to be eligible for deregistration under the Exchange Act. See “Issuer Bid Circular — Purpose and Effect of the Offer — Additional United States Securities Law Considerations”.

WHAT IMPACT WILL THE OFFER HAVE ON THE LIQUIDITY OF THE MARKET FOR EXFO’S SHARES?

Our Board of Directors has determined that it is reasonable to conclude that, following completion of the Offer, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. The Board of Directors has, on a voluntary basis, obtained a liquidity opinion from TD Securities Inc. to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of November 7, 2008 and that it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holder of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the opinion of TD Securities Inc. is attached hereto as Schedule A. See “Issuer Bid Circular — Purpose and Effect of the Offer — Liquidity of Market”.

WHEN WILL EXFO PAY FOR THE SHARES I TENDER?

We will pay the Purchase Price (less applicable withholding taxes, if any) to you in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. In the event of pro-ration, we do not expect to be able to commence payment for Shares until at least three business days after the Expiration Date. See “Offer to Purchase — Taking Up and Payment for Tendered Shares”.

IN WHAT CURRENCY WILL EXFO PAY FOR THE SHARES I TENDER?

We will pay the Purchase Price (less applicable withholding taxes, if any) in Canadian dollars and payments of amounts owing to tendering Shareholders will be made in Canadian dollars. On November 7, 2008, the Bank of Canada noon exchange rate was Cdn$1.00 = US$0.8450.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “Offer to Purchase — Taking Up and Payment for Tendered Shares”.

HOW DO HOLDERS OF VESTED BUT UNEXERCISED STOCK OPTIONS OR MULTIPLE VOTING SHARES PARTICIPATE IN THE OFFER?

The Offer is made only for Shares and not made for any Options to acquire Shares or for Multiple Voting Shares. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise or convert, as applicable, such Options or Multiple Voting Shares in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Date to assure holders of Options or Multiple Voting Shares that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option or conversion of a Multiple Voting Share cannot be revoked even if the Shares received upon exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of such securities that exercise or convert such Options or Multiple Voting Shares and then tender the Shares received on such exercise or conversion, as applicable, pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular — Income Tax Consequences”. Holders of Options and Multiple Voting Shares are urged to seek tax advice from their own tax advisors in this regard. To the knowledge of the Corporation and its directors and senior officers, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer.

WHAT ARE THE INCOME TAX CONSEQUENCES IF I TENDER MY SHARES?

You should carefully consider the income tax consequences of tendering Shares pursuant to the Offer. See “Issuer Bid Circular — Income Tax Consequences”. You are also urged to seek advice from your own tax advisors as to the specific tax consequences you may incur as a result of our purchase of your Shares under the Offer.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

The Depositary, the Information Agent or the Dealer Managers can help answer your questions. The Depositary is CIBC Mellon Trust Company, the Information Agent is Georgeson and the Dealer Managers are, in Canada, TD Securities Inc. and, in the United States, TD Securities (USA) LLC. Contact information for the Depositary, the Information Agent and the Dealer Managers is set forth on the back cover of this document.

OFFER TO PURCHASE

To the Holders of Subordinate Voting Shares of EXFO Electro-Optical Engineering Inc.

The Offer

EXFO invites its Shareholders to tender, for purchase and cancellation by the Corporation, Shares pursuant to (i) Auction Tenders in which the tendering Shareholders specify a price of not less than Cdn$3.40 per Share or more than Cdn$3.90 per Share in increments of Cdn$0.05 per Share, or (ii) Purchase Price Tenders, in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular, the related Letter of Transmittal and the Notice of Guaranteed Delivery.

This Offer will commence on November 10, 2008 and expire at 5:00 p.m. (Eastern time) on December 16, 2008, unless withdrawn, extended or varied by EXFO. The Offer is not conditional upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and EXFO reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if such conditions are not satisfied. See “Offer to Purchase — Conditions of the Offer”.

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

EXFO will return all Shares not purchased under the Offer, including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration, promptly after the Expiration Date.

The Offer is made only for Shares and is not made for any Options to acquire Shares or for Multiple Voting Shares. Any holder of such securities who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise or convert, as applicable, such Options or Multiple Voting Shares in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise or conversion must occur sufficiently in advance of the Expiration Date to assure holders of Options or Multiple Voting Shares that they will have sufficient time to comply with the procedures for tendering Shares in the Offer as described under “Offer to Purchase — Procedure for Tendering Shares”. An exercise of an Option or conversion of a Multiple Voting Share cannot be revoked even if the Shares received upon exercise or conversion thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of such securities that exercise or convert such Options or Multiple Voting Shares and then tender the Shares received on such exercise or conversion, as applicable, pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular — Income Tax Consequences”. Holders of Options and Multiple Voting Shares are urged to seek tax advice from their own tax advisors in this regard. To the knowledge of the Corporation and its directors and senior officers, after reasonable inquiry, no holder of Multiple Voting Shares will be converting Multiple Voting Shares into Shares to tender pursuant to the Offer.

EXFO’s Board of Directors has approved the Offer. However, none of EXFO, its Board of Directors, TD Securities Inc. or TD Securities (USA) LLC, the Dealer Managers for the Offer, Georgeson, the Information Agent, or CIBC Mellon Trust Company, the Depositary for the Offer, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation’s directors and executive officers have advised the Corporation that they do not intend to tender Shares pursuant to the Offer.

Shareholders should carefully consider the income tax consequences of tendering Shares under the Offer. See “Issuer Bid Circular — Income Tax Consequences”.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully before making a decision with respect to the Offer.

Purchase Price

Promptly following the Expiration Date, the Corporation will determine a single Purchase Price per Share, which will not be less than Cdn$3.40 per Share or more than Cdn$3.90 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding Cdn$30,000,000. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at Cdn$3.40 per Share (which is the minimum Purchase Price under the Offer).

Promptly thereafter, the Corporation will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly tendered and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Shares purchased.

The Purchase Price will be denominated in Canadian dollars and payments of amounts owing to a tendering Shareholder will be made in Canadian dollars.

Number of Shares and Pro-Ration

As of November 7, 2008, there were 30,606,791 Shares issued and outstanding and, accordingly, the Offer is for approximately 28.8% of the total number of issued and outstanding Shares (if the Purchase Price is determined to be Cdn$3.40, being the minimum Purchase Price under the Offer). As of such date, there were also 36,643,000 Multiple Voting Shares issued and outstanding.

If the aggregate Purchase Price of the Successfully Tendered Shares does not exceed Cdn$30,000,000, the Corporation will, upon the terms and subject to the conditions of the Offer, purchase all Successfully Tendered Shares at the Purchase Price. If the aggregate Purchase Price of the Successfully Tendered Shares exceeds Cdn$30,000,000, the Corporation will accept Shares for purchase first from all Successful Shareholders who are Odd Lot Holders (as defined below). With respect to Successful Shareholders who are not Odd Lot Holders, the Corporation will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Successfully Tendered Shares, less the number of Shares purchased from Odd Lot Holders (with adjustments to avoid the purchase of fractional Shares).

For purposes of the Offer, the term “Odd Lots” means all Successfully Tendered Shares tendered by or on behalf of the Successful Shareholders who beneficially own, as of the close of business on the Expiration Date, an aggregate of fewer than 100 Shares (“Odd Lot Holders”). As set forth above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. This preference is not available to holders of 100 or more Shares even if holders have separate share certificates for fewer than 100 Shares or hold fewer than 100 Shares in different accounts. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without pro-ration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but will also avoid any odd lot discounts, each of which may be applicable on a sale of their Shares in a transaction on the TSX and NASDAQ.

Procedure for Tendering Shares

Proper Tender of Shares

To tender Shares pursuant to the Offer, (i) the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by CIBC Mellon Trust Company, the Depositary, at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation or an Agent’s Message if the tendering Shareholder has not delivered a Letter of Transmittal). The term

“Agent’s Message” means a message, transmitted by the Depository Trust Company (“DTC”) to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Corporation may enforce such Letter of Transmittal against such participant. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS Clearing and Depository Services Inc. (“CDS”).

In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, (i) each Shareholder desiring to tender Shares pursuant to the Offer must indicate in the appropriate box on such Letter of Transmittal, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (ii) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in the appropriate box in such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, the price per Share (in increments of $0.05 per Share) at which such Shares are being tendered. Under each of (i) and (ii) respectively, only one box may be checked. If a Shareholder desires to tender Shares in separate lots at a different price and/or different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or Book-Entry Confirmation or Agent’s Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be tendered (unless previously properly withdrawn) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. In addition, Odd Lot Holders who tender all their Shares must complete the appropriate box in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in “Offer to Purchase — Number of Shares and Pro-Ration”.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the share certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a Canadian Schedule 1 chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal.

If a certificate representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Shares not purchased or tendered are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

A Shareholder who wishes to tender Shares under the Offer and whose certificate is registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the tender of their Shares under the terms of the Offer.

Book-Entry Transfer Procedures

The Depositary will establish accounts with respect to the Shares at DTC and CDS for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in either DTC or CDS may make book-entry delivery of the Shares by causing the DTC or CDS, as applicable, to transfer such Shares into the Depositary’s account in accordance with DTC’s or CDS’ procedures for such transfer, as applicable.

Although delivery of the Shares may be effected under the Offer through book-entry transfer into the Depositary’s account at DTC or CDS, the Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message or a Book-Entry Confirmation in lieu of the Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date in connection with the tender of such Shares. Delivery of documents to DTC or CDS does not constitute delivery to the Depositary.

Method of Delivery

The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the tendering Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of such share certificate representing Shares by the Depositary.

Guaranteed Delivery

If a Shareholder wishes to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

(a)	such tender is made by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Corporation through the Depositary is received by the Depositary, at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c)	the share certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof), Book-Entry Confirmation or Agent’s Message in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Eastern time) on or before the third trading day on the TSX and NASDAQ after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required, and (iii) any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently tendered.

Return of Unpurchased Shares

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

In the case of Shares tendered through book-entry transfer into the Depositary’s account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of Shares to be taken up, the price to be paid therefore, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. EXFO reserves the absolute right to reject any tenders of Shares determined by it in its sole discretion not to be in proper form or completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation’s counsel, be unlawful. EXFO also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Corporation shall determine. No individual tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary, the Dealer Managers or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, and the payment for Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made, until after the date the payment for the tendered Shares accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement; Prohibition on “Short” Tenders

A tender of Shares under any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Corporation, effective as of the Expiration Date, upon the terms and conditions of the Offer. In addition, a tender of Shares to EXFO pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a “net long position” in the Shares being tendered or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Section 14(e) of the Exchange Act and of Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the pro-ration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than (A) the amount of Shares tendered or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Shares tendered and upon acceptance of such person’s tender, will acquire such Shares for tender by conversion, exchange or exercise of such other securities and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Withdrawal Rights

Except as otherwise provided in this Section, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn by the Shareholder (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, or (iii) if the Shares have not been paid for by the Corporation within three business days of being taken up.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of tender of the relevant Shares. Any such notice of withdrawal must be (i) signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares being withdrawn or, in the case of Shares tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or Agent’s Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) must specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder, if different from that of the person who tendered such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. A withdrawal of Shares tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedure. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such depository with respect to the withdrawal of Shares under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding, except as otherwise finally determined in a subsequent judicial proceeding or as required by law. None of the Corporation, the Depositary, the Dealer Managers nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following the procedures described herein.

If EXFO extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to EXFO’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of EXFO all tendered Shares. Our reservation is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer. In the event of such retention, such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under this Section.

Conditions of the Offer

Notwithstanding any other provision of the Offer, the Corporation shall not be required to accept for purchase, to purchase or to pay for any Shares tendered, and may withdraw, terminate, cancel or amend the Offer or may postpone the payment for Shares tendered, if, at any time before the payment for any such Shares, any of the following events shall have occurred (or shall have been determined by the Corporation to have occurred):

(a)	there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Corporation, acting reasonably, has or may have a material adverse effect on the Shares or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

(b)	there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or make it inadvisable to proceed with the Offer;

(c)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States, Europe or any other region where the Corporation maintains significant business activities, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Shares since the close of business on November 7, 2008, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Corporation’s business, operations or prospects or the trading in, or value of, the Shares, or (vii) any decline in any of the S&P/TSX Composite Index, the NASDAQ Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on November 7, 2008;

(d)	there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in the sole judgment of the Corporation, acting reasonably, has, have or may have material adverse significance with respect to the Corporation and its subsidiaries taken as a whole;

(e)	any takeover bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation and its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors of the Corporation, shall have been proposed, announced or made by any individual or entity;

(f)	the Corporation shall have determined, in its sole judgment, acting reasonably, that the Purchase Price exceeds the fair market value of a Share as of the Expiration Date, determined without reference to the Offer;

(g)	the Corporation shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by the Corporation is illegal or not in compliance with applicable law and, if required under any such legislation, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer;

(h)	any change shall have occurred or been proposed to the Income Tax Act (Canada) or the United States Internal Revenue Code of 1986, as amended, to the respective regulations promulgated thereunder, or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency or the U.S. Internal Revenue Service that, in the sole judgment of the Corporation, acting reasonably, is detrimental to EXFO and its subsidiaries taken as a whole or to a Shareholder;

(i)	the Corporation shall have concluded that the purchase of Shares pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act;

(j)	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the SEC before November 7, 2008 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

(k)	any entity, group, or person who has filed with the SEC on or before November 7, 2008 a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired, or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of this Offer), beneficial ownership of additional Shares constituting 10% or more of the outstanding Shares;

(l)	any entity, person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us; or

(m)	the Corporation reasonably determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the TSX or the NASDAQ or to be eligible for de-registration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole discretion, acting reasonably, or may be waived by the Corporation, in its sole discretion, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The failure by the Corporation at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated to the Depositary. The Corporation, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX, NASDAQ and the applicable securities regulatory authorities. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Shares tendered under the Offer, and the Depositary will return all certificates for tendered Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were tendered.

Extension and Variation of the Offer

Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified herein shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under “Offer to Purchase — Notice”. Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date) and provide or cause to be provided notice of such extension or variation to the TSX, NASDAQ and the applicable securities regulatory authorities, including the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, in writing, to the Depositary.

If the Corporation materially changes the terms of the Offer or the information concerning the Offer, it will extend the Offer to the extent required by Rules 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes to the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or the information concerning, the Offer. If (i) the Corporation makes any change to (A) the price range at which it is offering to purchase Shares in the Offer, (B) decreases the number of shares purchasable in the Offer, or (C) increases the number of Shares purchasable in the Offer by more than 2% of our outstanding Shares and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the 10th business day from, and including, the date that such notice of such change, increase or decrease is first published, sent or given to Shareholders, the Offer will be extended until the expiration of such 10 business day period. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Corporation of its rights under “Offer to Purchase — Conditions of the Offer”.

The Corporation may apply for an exemption from the requirements of Canadian provincial securities legislation to permit it to extend the Offer without taking up Shares which have been tendered prior to the initial expiry of the Offer in circumstances where all the terms and conditions of the Offer have been complied with (except those waived by the Corporation). If such regulatory relief is not obtained, the Offer may not be extended by the Corporation if all the terms and conditions of the Offer have been complied with (except those waived by the Corporation).

The Corporation expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified under “Offer to Purchase — Conditions of the Offer”, and (ii) at any time or from time to time, to amend the Offer in any respect, including increasing or decreasing the number of Shares the Corporation may purchase or the range of prices it may pay pursuant to the Offer.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, CNW Telbec.

If the Corporation makes a material change in the terms of the Offer or the information concerning the Offer, the Corporation will extend the time during which the Offer is open to the extent required under applicable securities legislation.

Taking Up and Payment for Tendered Shares

Upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, the Corporation will take up and pay for Shares properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event within the time limits required by applicable securities laws, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto under this Offer upon having taken up such Shares even if payment therefore shall have not been effected.

For the purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Successfully Deposited Shares having an aggregate Purchase Price not exceeding Cdn$30,000,000 if, as and when the Corporation gives written notice or other communication confirmed in writing to the Depositary to that effect.

The Corporation reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any condition specified under “Offer to Purchase — Conditions of the Offer” is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Corporation also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable law.

In the event of pro-ration of Shares tendered pursuant to the Offer, the Corporation will determine the pro-ration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, the Corporation does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

Certificates for all Shares not purchased under the Offer (including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Shares all of which are not purchased) or replaced with new certificates representing the balance of Shares not purchased (in the case of certificates representing shares of which less than all are purchased), promptly after the Expiration Date or the date of withdrawal of the Shares, without expense to the Shareholder.

The Corporation will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to tendering Shareholders. Under no circumstances will interest accrue or be paid by the Corporation or the Depositary on the Purchase Price of the Shares purchased by the Corporation, regardless of any delay in making such payment or otherwise.

Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Corporation, the Dealer Managers, the Information Agent or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Shares pursuant to the Offer. EXFO will pay all fees and expenses of the Dealer Managers and the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly tendered Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Corporation and transmitting payment to such persons. Receipt by the Depositary from the Corporation of payment for such Shares will be deemed to constitute receipt of payment by persons tendering Shares.

The settlement with each Shareholder who has tendered Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in United States funds, representing the cash payment for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail, postage prepaid, to the payee at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the tendering Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.

Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Shares were delivered until the Corporation has determined that delivery by mail will no longer be delayed. EXFO will provide notice, in accordance with this Offer to Purchase, of any determination not to mail under this section as soon as reasonably practicable after such determination is made.

Liens and Dividends

Shares acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Shareholder tenders Shares pursuant to the Offer.

Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail, in La Presse and in the Wall Street Journal.

Other Terms

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation.

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

EXFO, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

The Offer is not being made to, and tenders of Shares will not be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. EXFO may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer and the tender offer information required to be delivered to securityholders under United States securities laws applicable to EXFO with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, EXFO has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under “Issuer Bid Circular — EXFO Electro-Optical Engineering Inc. — Available Information” with respect to information concerning EXFO. In any jurisdiction where the securities, “Blue Sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

DATED this 10th day of November 2008.

EXFO ELECTRO-OPTICAL ENGINEERING INC.

(signed) Germain Lamonde
President and Chief Executive Officer

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the offer by EXFO to purchase for not more than Cdn$30,000,000 in cash up to 8,823,529 of its Shares at a Purchase Price of not less than Cdn$3.40 per Share and not more than Cdn$3.90 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

EXFO Electro-Optical Engineering Inc.

EXFO is a leading provider of test, measurement and service assurance solutions for network service providers and equipment manufacturers in the global telecommunications industry. The Telecom Division offers a wide range of innovative solutions extending across the full technology lifecycle — from design to technology deployment and onto service assurance — and covering all layers on a network infrastructure to enable triple-play services and next-generation, converged IP networking. The Life Sciences and Industrial Division offers solutions in medical device and opto-electronics assembly, fluorescence microscopy and other life science sectors.

EXFO was founded in 1985 in Quebec City, Canada. Its original products were focused on the needs of installers and operators of fiber-optic networks. Customers use these field-portable testing products for the installation, maintenance, monitoring and troubleshooting of optical networks. In 1996, EXFO supplemented its product portfolio with an extensive line of high-end products that are mainly dedicated to research and development as well as manufacturing activities of optical component manufacturers and system vendors.

The Corporation was incorporated on September 18, 1985 pursuant to the Canada Business Corporations Act. Since that date, the Corporation’s articles were amended on various occasions mainly to modify its legal and corporate names and its share capital. The Corporation’s head office is located at 400 Godin Avenue, Quebec City, Quebec, Canada, G1M 2K2. The Corporation’s main telephone number is (418) 683-0211, its e-mail address is info@EXFO.com and its website is www.EXFO.com (information on EXFO’s website is not incorporated by reference herein).

Recent Developments

On March 26, 2008, EXFO acquired all the shares of Navtel Communications Inc., a leading provider of Internet Protocol Multimedia Subsystem (IMS) and Voice-over-Internet Protocol (VoIP) test solutions for Network Equipment Manufacturers (NEMs) and Network Service Provider (NSP) labs.

On April 22, 2008, EXFO acquired all the shares of Brix Networks, a global provider of open and extensible converged service assurance solutions.

On November 6, 2008, the Corporation announced the renewal of its normal course issuer bid for up to 2,738,518 Shares. Such normal course issuer bid was suspended until 20 business days after the Expiration Date.

Additional Information

EXFO is subject to the information and reporting requirements of Canadian provincial securities laws and the Exchange Act and the rules, policies and guidelines of the TSX and NASDAQ and, in accordance therewith, files reports and other information with Canadian provincial securities regulators, the SEC, the TSX and NASDAQ. As a “foreign private issuer” under the Exchange Act, the Corporation is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements (which are prepared in accordance with applicable Canadian provincial securities legislation), and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, EXFO has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the Offer. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO and its exhibits.

Shareholders may read and copy any document that the Corporation files with, or furnishes to, the SEC (including the Corporation’s Schedule TO relating to the Offer) at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. Shareholders may also obtain copies of such documents from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site (www.sec.gov) that makes available reports and other information that the Corporation files or furnishes electronically with it. Shareholders may access documents filed with Canadian provincial securities regulators through the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Presentation of Financial Information

The Corporation’s consolidated financial statements are reported in United States dollars and have been prepared in accordance with Canadian generally accepted accounting principles. Significant differences in measurement and disclosure from the United States generally accepted accounting principles are set out in note 12 to the Corporation’s unaudited interim consolidated financial statements for the nine-month period ending May 31, 2008. The audited annual consolidated financial statements of EXFO for the year ended August 31, 2007, the unaudited interim consolidated financial statements of EXFO for the nine-month period ending May 31, 2008 and the press release dated October 15, 2008 announcing the annual financial results of EXFO for the year ended August 31, 2008 may be obtained at the same places and in the same manner as is set forth under “Issuer Bid Circular — EXFO Electro-Optical Engineering Inc. — Available Information”. Shareholders may also obtain copies of such documents (and the audited annual financial statements for the year ended August 31, 2008, as soon as they are available), without charge, upon request to the Corporation, at 400 Godin Avenue, Quebec City, Quebec, Canada, G1M 2K2, Attention: Secretary.

Authorized Capital

As at November 7, 2008, 30,606,791 Shares and 36,643,000 Multiple Voting Shares (entitling the holder thereof to ten votes each) were issued and outstanding. The Shares and Multiple Voting Shares are unlimited as to number and without par value. Each outstanding Multiple Voting Share may, at any time, at the option of the holder, be converted into one Share. The Shares cannot be converted into any other class of shares.

Purpose and Effect of the Offer

EXFO believes that the recent trading price of the Shares is not fully reflective of the value of the Corporation’s business and future prospects. Therefore, the purchase of Shares under the Offer represents an attractive investment and an efficient means of providing value to its Shareholders and is in the best interests of the Corporation and its Shareholders. The Offer is not expected to preclude EXFO from pursuing its foreseeable business opportunities. After giving effect to the Offer, EXFO expects to have sufficient financial resources and working capital to conduct its ongoing business and operations.

Shares acquired by the Corporation pursuant to the Offer will be cancelled.

Canadian securities laws prohibit the Corporation and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date. Rule 13e-4 of the Exchange Act prohibits the Corporation and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

Subject to applicable law, EXFO may in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise (including pursuant to its normal course issuer bid program which was renewed on November 6, 2008 and suspended until 20 business days after the Expiration Date). Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation’s business and financial position, the results of the Offer and general economic and market conditions.

Background to the Offer

Management of EXFO has determined that pursuing a potential substantial issuer bid would be an efficient use of the Corporation’s financial resources, discussed in detail the potential transaction with its advisors and submitted the proposed Offer to the Board of Directors for their approval.

The Board of Directors considered the proposed Offer and whether it would be in the best interests of the Corporation and its Shareholders. In evaluating the Offer, the Board of Directors gave careful consideration to a number of factors, including the following:

(a)	the view of management that the recent trading price of the Shares is not fully reflective of the value of the Corporation’s business and future prospects and that, therefore, the purchase of Shares under the Offer represents an attractive investment and an efficient means of providing value to its Shareholders and is in the best interests of the Corporation and its Shareholders;

(b)	the advice of the Corporation’s financial advisor, TD Securities Inc., in respect of the Offer;

(c)	the positive impact that the purchase of Shares having an aggregate Purchase Price not exceeding Cdn$30,000,000 would have on the Corporation’s earnings calculated on a per Share basis;

(d)	after giving effect to the Offer, EXFO expects to have sufficient financial resources and working capital to conduct its ongoing business and operations;

(e)	the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Corporation, should they desire liquidity, in quantities which might not otherwise be available in the market and without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on the TSX and NASDAQ;

(f)	tendering Shares under the Offer is optional and available to all Shareholders and, therefore, each Shareholder is free to accept or reject the Offer;

(g)	the Offer is not conditional upon any minimum number of Shares being tendered;

(h)	Shareholders who do not tender their Shares to the Offer will realize a proportionate increase in their equity interest in the Corporation to the extent Shares are purchased by the Corporation pursuant to the Offer; and

(i)	it is reasonable to conclude that, following the completion of the Offer, there would be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

On November 7, 2008, the Board of Directors approved the making of the Offer to Purchase and its pricing, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with the Corporation’s business, including the risks described under the heading “Risk Factors” in the Corporation’s Annual Report on Form 20-F, as filed with the SEC on November 28, 2007.

None of EXFO, its Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Liquidity of Market

As at November 7, 2008, there were 30,606,791 Shares issued and outstanding, of which 30,485,187 Shares comprise the “public float”, which excludes Shares owned by “related parties” of the Corporation under applicable Canadian securities laws. The maximum number of Shares that the Corporation is offering to purchase pursuant to the Offer (if the Purchase Price is determined to be Cdn$3.40, being the minimum Purchase Price under the Offer) represents approximately 28.8% of the Shares outstanding on that date. If the Corporation purchases such maximum number of

Shares, there will be approximately 21,783,262 Shares outstanding. As at November 7, 2008, there were also 36,643,000 Multiple Voting Shares issued and outstanding.

The Corporation is relying on the liquid market exemption from the valuation requirement applicable to the Offer pursuant to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”) adopted by the Autorité des marchés financiers (Quebec) and the Ontario Securities Commission.

The Corporation has determined that there is a liquid market in the Shares because:

(a)	there is a published market for the Shares, namely the TSX and NASDAQ;

(b)	during the 12-month period before November 10, 2008 (the date the Offer was announced):

(i)	the number of issued and outstanding Shares was at all times at least 5,000,000, excluding Shares beneficially owned, directly or indirectly, or over which control or direction was exercised, by related parties and Shares that were not freely tradeable;

(ii)	the aggregate trading volume of the Shares on the TSX, being the published market on which the Shares are principally traded, was at least 1,000,000 Shares;

(iii)	there were at least 1,000 trades in Shares on the TSX;

(iv)	the aggregate trading value based on the price of the trades referred to in clause (iii) was at least Cdn$15,000,000; and

(c)	the market value of the Shares on the TSX, as determined in accordance with applicable rules, was at least Cdn$75,000,000 for October 2008, being the calendar month preceding the calendar month in which the Offer was announced.

The Board of Directors of EXFO also believes that it is reasonable to conclude that, following completion of the Offer, there will be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

In making their determination, the Board of Directors of EXFO considered many factors, including without limitation:

(a)	the extent by which the trading volume, number of trades and aggregate trading value during the 12 month period preceding the Offer, the size of the public float and the market value of the Shares, exceeds the minimum objective liquid market requirements pursuant to MI 61-101;

(b)	the number of Shares to be acquired in relation to the public float, the trading volumes of and the number of trades in the Shares on the TSX, the value of trades on the TSX and the market value of the Shares, in the 12 months preceding the Offer; and

(c)	the effect of normal course issuer bid program, pursuant to which EXFO has purchased 1,859,835 Shares in the 12 months preceding the announcement of the Offer, on the public float, trading volume, number of trades, value of trades and market value of the Shares.

Accordingly, the Corporation is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer or, it is anticipated, such valuation requirements shall have been waived by such regulatory authorities prior to the Expiration Date. Despite the fact that the Board of Directors is of the view that both as of the date hereof and following the taking up of Shares pursuant to this Offer, there is and will continue to be a liquid market for the Shares and that there is no legal requirement to obtain a liquidity opinion, the Corporation has, on a voluntary basis, obtained such a liquidity opinion. TD Securities Inc. has provided an opinion to the Board of Directors to the effect that, based on and subject to the assumptions and limitations stated in its liquidity opinion, there is a liquid market for the Shares as of November 7, 2008 and that it is reasonable for the Board of Directors to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the liquidity opinion of TD Securities Inc. is attached hereto as Schedule A. TD Securities Inc. is not independent of the Corporation in connection with the Offer for purposes of MI 61-101. This summary of the opinion of TD Securities Inc. is qualified in its entirety by reference thereto.

Additional United States Securities Law Considerations

The Shares are registered under Section 12(g) of the Exchange Act and are quoted on NASDAQ. EXFO believes that the purchase of Shares pursuant to the Offer will not result in: (i) the Shares becoming eligible for deregistration under Section 12(g) of the Exchange Act or (ii) the Shares being delisted from NASDAQ.

The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. EXFO believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.

Withdrawal Rights

The withdrawal rights of Shareholders are described under “Offer to Purchase — Withdrawal Rights” and are incorporated into and form part of this Circular.

Price Range of Shares

Trading of Shares on Principal Markets

The Shares are listed and posted for trading on the TSX under the symbol “EXF” and quoted on NASDAQ under the symbol “EXFO”.

The following table sets forth the market price range and trading volumes of the Shares traded on the TSX and NASDAQ for each month from May 2008:

	TSX			NASDAQ
	High	Low	Volume	High	Low	Volume
	(Cdn$)	(Cdn$)	(#)	(US$)	(US$)	(#)

May 2008	6.00	5.33	1,256,808	6.14	5.44	1,105,873
June 2008	5.59	4.52	1,566,377	5.47	4.45	1,538,453
July 2008	4.60	4.15	2,247,613	4.45	4.11	746,595
August 2008	4.62	4.15	675,218	4.49	3.96	423,844
September 2008	4.86	3.38	1,294,016	4.57	3.24	437,768
October 2008	3.50	2.50	4,507,926	3.19	2.13	949,055
November 2008 (to November 7)	3.41	3.25	87,893	2.96	2.78	102,512

The following table sets forth the market price range and trading volumes of the Shares traded on the TSX and NASDAQ for each financial year quarter from the first quarter of financial year 2007:

	TSX			NASDAQ
	High	Low	Volume	High	Low	Volume
	(Cdn$)	(Cdn$)	(#)	(US$)	(US$)	(#)

Q1 2007	6.90	5.55	2,744,684	6.13	4.89	6,116,508
Q2 2007	8.85	6.05	4,051,760	7.48	5.21	8,512,811
Q3 2007	7.82	6.70	4,564,499	6.94	5.92	7,470,944
Q4 2007	7.95	6.42	3,993,013	7.57	5.94	5,003,047
Q1 2008	7.35	5.01	4,135,416	7.28	5.10	4,460,920
Q2 2008	5.54	3.97	4,153,154	5.50	3.92	7,719,634
Q3 2008	6.00	4.04	4,347,425	6.14	4.06	4,434,093
Q4 2008	5.59	4.15	4,489,208	5.47	3.96	2,708,892
Q1 2009 (to November 7, 2008)	4.86	2.50	5,889,835	4.57	2.13	1,489,335

On November 7, 2008, the last full trading day prior to the date of the announcement by EXFO of the approval by its Board of Directors of the Offer, the closing price of the Shares on the TSX Cdn$3.25 per Share and on NASDAQ was US$2.83 per Share. Shareholders are urged to obtain current market quotations for the Shares.

Dividend Policy

The Corporation has not declared or paid any dividends in the past two years. The Corporation does not anticipate paying any dividends in the foreseeable future.

Previous Purchases and Sales

On November 6, 2007, the Corporation announced its intention to purchase up to 2,869,585 Shares, through the facilities of the TSX and NASDAQ over the twelve months preceding the announcement of the Offer under a normal course issuer bid. On November 6, 2008, the Corporation announced the renewal of its normal course issuer bid for up to 2,738,518 Shares. Such normal course issuer bid was suspended until 20 business days after the Expiration Date.

The following table sets forth the date of purchase, the number of Shares purchased and the price per Share paid by the Corporation with respect to purchases of Shares made by the Corporation under its normal course issuer bids in the past twelve months:

	TSX		NASDAQ
	Shares Purchased	Average Price	Shares Purchased	Average Price
	(#)	(Cdn$)	(#)	(US$)

November 9, 2007	1,700	5.6000	6,700	5.9708
November 12, 2007	10,700	5.7125	10,100	5.9309
April 23, 2008	9,100	5.7692	15,700	5.6044
April 24, 2008	14,209	5.7635	24,247	5.6480
April 25, 2008	14,209	5.5695	23,563	5.4907
April 28, 2008	14,209	5.5248	14,300	5.4109
April 29, 2008	8,800	5.6643	25,640	5.6058
April 30, 2008	13,000	5.7368	9,149	5.6836
May 1, 2008	14,209	5.7284	26,982	5.6201
May 2, 2008	14,209	5.8320	26,982	5.7460
May 5, 2008	12,000	5.9517	18,924	5.8600
May 6, 2008	14,209	5.7516	18,924	5.7295
May 7, 2008	14,209	5.7482	18,924	5.7206
May 8, 2008	14,209	5.7555	18,924	5.6658
May 9, 2008	14,209	5.8341	18,924	5.8046
May 12, 2008	14,209	5.7193	17,358	5.6978
May 13, 2008	14,209	5.6512	17,358	5.6563
May 14, 2008	14,209	5.7168	17,358	5.7040
May 15, 2008	14,209	5.8422	12,308	5.8065
May 16, 2008	4,700	5.8540	2,525	5.8767
July 3, 2008	14,209	4.4402	11,312	4.3441
July 4, 2008	6,900	4.2277	—	—
July 7, 2008	14,209	4.3386	14,851	4.2601
July 8, 2008	14,209	4.2230	16,294	4.1470
July 9, 2008	14,209	4.2561	14,751	4.2314
July 10, 2008	14,209	4.3064	5,451	4.2714
July 11, 2008	14,209	4.2938	14,151	4.2466
July 14, 2008	11,700	4.2336	15,764	4.2192
July 15, 2008	14,209	4.2579	16,264	4.2896
July 16, 2008	14,209	4.3432	13,400	4.3558
July 17, 2008	14,209	4.5281	16,264	4.4974
July 18, 2008	617,500	4.2700	—	—
July 21, 2008	14,209	4.4442	13,823	4.4631
July 22, 2008	1,200	4.4617	1,000	4.4300
July 23, 2008	4,500	4.5511	5,023	4.4650
July 24, 2008	2,000	4.4575	4,500	4.4000
July 25, 2008	2,000	4.4690	2,400	4.3550

	TSX		NASDAQ
	Shares Purchased	Average Price	Shares Purchased	Average Price
	(#)	(Cdn$)	(#)	(US$)

July 28, 2008	6,500	4.4832	1,424	4.3219
July 29, 2008	4,000	4.5025	700	4.3357
July 30, 2008	7,500	4.5075	2,500	4.4440
July 31, 2008	2,500	4.5260	1,700	4.3800
August 1, 2008	4,500	4.5833	900	4.4800
August 4, 2008	—	—	1,985	4.4579
August 5, 2008	14,209	4.4867	8,385	4.3386
August 6, 2008	3,700	4.4878	1,797	4.2795
August 7, 2008	11,900	4.4971	4,585	4.2743
August 8, 2008	9,000	4.4989	6,585	4.2110
August 11, 2008	—	—	2,522	4.2703
August 12, 2008	14,209	4.5014	2,900	4.2554
August 13, 2008	14,209	4.4400	2,122	4.1774
August 14, 2008	1,000	4.4500	2,262	4.1818
August 15, 2008	4,000	4.4445	2,581	4.1804
October 20, 2008	14,209	2.8131	8,680	2.3552
October 21, 2008	14,209	2.8373	8,680	2.3548
October 22, 2008	14,209	2.8616	5,788	2.2859
October 23, 2008	14,209	2.9504	8,680	2.3512
October 24, 2008	14,209	2.9226	8,680	2.3279
October 27, 2008	14,209	3.0857	8,277	2.4144
October 28, 2008	14,209	3.3016	5,929	2.5677
October 29, 2008	12,709	3.4291	10,029	2.7833

Except as described above and under “Issuer Bid Circular — Previous Distributions”, no securities of the Corporation have been purchased or sold by the Corporation during the 12 months preceding the date of the Offer.

Previous Distributions

Except as described below, the Corporation has not distributed Shares to the public during the five years preceding the date of the Offer.

Public Offering

On February 19, 2004, the Corporation completed a public offering of 5,200,000 Shares at a price of Cdn$7.70 per Share for aggregate gross proceeds of Cdn$40,040,000.00 to the Corporation.

Long-Term Incentive Plan

The Corporation has issued Shares pursuant to its Long-Term Incentive Plan, which was adopted in May 2000 and amended in October 2004 (effective in January 2005). The Long-Term Incentive Plan is designed to provide directors, officers, employees and consultants with an incentive to create value and accordingly ensures that their interests are aligned with those of Shareholders. The Long-Term Incentive Plan provides for the issuance of Options to purchase Shares and the issuance of Restricted Share Units (“RSUs”) redeemable for actual Shares or the equivalent in cash to directors, officers, employees and consultants.

Deferred Share Unit Plan

The Corporation has issued Shares pursuant to its Deferred Share Unit Plan, which was adopted in October 2004 (effective as of January 2005). The Deferred Share Unit Plan is designed to align more closely the interests of its non-employee directors with those of Shareholders. Under the Deferred Share Unit Plan, non-employee directors shall receive up to 100% of their retainer fees in the form of Deferred Share Units (“DSUs”). When a director ceases to be a member of the Corporation’s Board of Directors, the DSUs are converted and paid in Shares either purchased on the open market or issued by the Corporation.

Interest of Directors and Officers; Transactions and Arrangements Concerning Shares

Except as set forth in the Offer, neither the Corporation nor, to the Corporation’s knowledge, any of its officers or directors or any of the officers or directors of its subsidiaries, is a party to any contract, arrangement or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Corporation in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Corporation and any of its directors or officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or officers remaining in or retiring from office if the Offer is successful.

Except as disclosed herein, neither the Corporation nor, to the Corporation’s knowledge, any of its officers or directors has current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Corporation, such as a merger, a reorganization, liquidation, the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Corporation may from time to time consider various acquisition or divestiture opportunities), the purchase of a material amount of assets, any change in its present Board of Directors or management, any material change in its indebtedness, dividend policy or capitalization, any other material change in its business or corporate structure, any material change in its articles or by-laws, or other actions that could impede the acquisition of control of the Corporation, any class of equity securities of the Corporation to be de-listed from the TSX or cease to be quoted in NASDAQ, any class of equity securities of the Corporation becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act, the acquisition by any person of additional securities of the Corporation or the disposition of securities of the Corporation, or any actions similar to any of the foregoing.

Ownership of Securities of the Corporation

To the knowledge of the Corporation, after reasonable inquiry, the following table indicates, as at November 7, 2008, the number of securities of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director, officer and senior manager of the Corporation and their respective associates, each person or company who beneficially owns or exercises control or direction over more than 5% of any class of equity securities of the Corporation, and each associate or affiliate or person or company acting jointly or in concert with the Corporation. Unless otherwise disclosed, the Shareholders named in the table have sole voting power and sole investment power with respect to all Shares beneficially owned by them.

											Adjusted		Adjusted
	Relationship	Number		% of	Number		% of			% of	Number		% of
	with the	of		Outstanding	of		Outstanding	Number		Outstanding	of		Outstanding
Name(1)	Corporation	Shares		Shares	Options		Options	of RSUs		RSUs	Shares(2)		Shares(2)

Germain Lamonde	Chairman of the Board, President and Chief Executive Officer	4,363		0.01%	179,642		9.88%	150,714		12.37%	190,377	(3)	0.62%
Pierre-Paul Allard	Director	—		0.00%	—		0.00%	—		0.00%	—		0.00%
Pierre Marcouiller	Director	5,000		0.02%	48,882		2.69%	—		0.00%	53,882		0.18%
Guy Marier	Director	1,000		0.00%	12,500		0.69%	—		0.00%	13,500		0.04%
David A. Thompson	Director	2,100		0.01%	47,734		2.35%	—		0.00%	44,834		0.15%
André Tremblay	Director	6,650	(4)	0.02%	44,691		2.46%	—		0.00%	51,341		0.17%
Jon Bradley	Vice-President, International Telecom Sales	—		0.00%	26,500		1.46%	52,198		4.29%	25,500		0.08%
Stephen Bull	Vice-President, Research and Development	32,339	(5)	0.11%	51,262	(6)	2.82%	83,240	(7)	6.83%	83,966	(8)	0.27%
Normand Durocher	Vice-President, Human Resources	—		0.00%	2,398		0.13%	23,476		1.93%	3,308		0.01%
Allan Firhoj	Vice-President and General Manager, Life Sciences and Industrial Division	20,314	(9)	0.07%	21,478		1.18%	57,308		4.71%	43,157		0.14%
Robert Fitts	Vice-President, Corporate Development	—		0.00%	—		0.00%	33,509		2.75%	—		0.00%
Étienne Gagnon	Vice-President, Product Management and Marketing	4,100		0.01%	10,651		0.59%	64,119		5.26%	16,167		0.05%
Luc Gagnon	Vice-President, Telecom Manufacturing Operations and Customer Service	8,452		0.03%	40,708		2.24%	47,383		3.89%	50,425		0.16%

									Adjusted	Adjusted
	Relationship	Number		% of	Number	% of		% of	Number	% of
	with the	of		Outstanding	of	Outstanding	Number	Outstanding	of	Outstanding
Name(1)	Corporation	Shares		Shares	Options	Options	of RSUs	RSUs	Shares(2)	Shares(2)

Vivian Hudson	Vice-President and General Manager, Service Assurance Business Unit	—		0.00%	—	0.00%	14,407	1.18%	—	0.00%
Pierre Plamondon	Vice-President, Finance and Chief Financial Officer	52,336	(10)	0.17%	80,976	4.45%	86,662	7.12%	135,387	0.44%
Benoit Ringuette	General Counsel and Corporate Secretary	—		0.00%	2,000	0.11%	4,250	0.35%	1,500	0.00%
Joseph Sutherland	Vice-President and General Manager, Navtel Product Group	—		0.00%	—	0.00%	—	0.00%	—	0.00%
Dana Yearian	Vice President, Telecom Sales — Americas	—		0.00%	—	0.00%	67,366	5.53%	—	0.00%
Pyramis Global Advisors, LLC	5%+ Shareholder	3,100,000		10.13%	—	0.00%	—	0.00%	3,100,000	10.13%
Connor, Clark & Lunn Investment Management. Ltd.	5%+ Shareholder	1,693,900		5.53%	—	0.00%	—	0.00%	1,693,900	5.53%

(1)	The business address of each director, officer and senior manager above is c/o EXFO Electro-Optical Engineering Inc., 400 Godin Avenue, Quebec City, Quebec, G1M 2K2, Canada. The business address of Pyramis Global Advisors, LLC is 53 State Street, Boston, Massachusetts, USA, 02109. The business address of Connor, Clark & Lunn Investment Mgmt. Ltd. is 2200-1111 West Georgia Street, Vancouver, British Columbia, V6E 4M3, Canada.

(2)	Under the rules of the SEC, Shares which an individual or group has a right to acquire within 60 days by exercising options and such Shares are deemed to be outstanding for the purpose of computing the percentage of ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

(3)	Mr. Lamonde also exercises control over 36,643,000 Multiple Voting Shares (representing 100% of the Multiple Voting Shares) through G. Lamonde Investissements Financiers inc., a company controlled by Mr. Lamonde and through Fiducie Germain Lamonde, a family trust for the benefit of Mr. Lamonde’s family.

(4)	Mr. Tremblay exercises control over this number of Shares through 9104-5559 Quebec inc., a company controlled by Mr. Tremblay.

(5)	Includes 1,950 Shares held by an associate of Mr. Bull.

(6)	Includes 23,834 Options held by an associate of Mr. Bull.

(7)	Includes 8,833 RSUs held by an associate of Mr. Bull.

(8)	Includes 1,950 Shares and 22,834 Options held by an associate of Mr. Bull.

(9)	Includes 14,000 Shares held by an associate of Mr. Firhoj.

(10)	Mr. Plamondon exercises control over 6,874 Shares through Fiducie Pierre Plamondon, a trust controlled by Mr. Plamondon.

The following table lists, as at November 7, 2008, the holder of Multiple Voting Shares, his respective relationship with the Corporation, and the number and percentage of Multiple Voting Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by him:

			% of Outstanding
	Relationship with	Number of	Multiple Voting
Name	the Corporation	Multiple Voting Shares(1)	Shares

Germain Lamonde	Chairman of the Board, President and Chief Executive Officer	36,643,000(2)	100.00%

(1)	Each Multiple Voting Share is convertible at the option of the holder into one Share, and entitles the holder to ten votes per Multiple Voting Share.

(2)	Mr. Lamonde exercises control over this number of Multiple Voting Shares through G. Lamonde Investissements Financiers inc., a company controlled by Mr. Lamonde and through Fiducie Germain Lamonde, a family trust for the benefit of Mr. Lamonde’s family.

As of November 7, 2008, all directors, officers and senior managers of the Corporation as a group beneficially owned or exercised control or direction over an aggregate of 121,604 Shares (or 713,344 including Shares which such individuals have a right to acquire within 60 days by exercising options) representing approximately 0.4% of the Shares issued and outstanding (or 2.29% including Shares which such individuals have a right to acquire within 60 days by exercising options).

Acceptance of Offer and Arrangements with Shareholders

To the knowledge of the Corporation and its directors and senior officers, after reasonable inquiry, no director, officer or senior manager named under “Issuer Bid Circular — Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” will be tendering Shares pursuant to the Offer. The Corporation and its directors and senior officers do not have knowledge of the intention of Pyramis Global Advisors, LLC and Connor, Clark & Lunn Investment Management Ltd., with respect to the Offer.

Commitments to Acquire Shares

The Corporation has no commitments to purchase Shares, other than pursuant to the Offer. To the knowledge of the Corporation, after reasonable inquiry, no person or company named under “Issuer Bid Circular — Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” has any commitment to acquire Shares.

Benefits from the Offer

No person or company named under “Issuer Bid Circular — Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” will receive any direct or indirect benefit from accepting or refusing to accept the Offer.

Material Changes in the Affairs of the Corporation

Except as described or referred to herein, the directors and officers of the Corporation are not currently aware of any plans or proposals for material changes in the affairs of the Corporation, or of any material changes that have occurred since May 31, 2008, the date of the most recent consolidated financial statements of the Corporation, other than have been publicly disclosed (including in the press release dated October 15, 2008 announcing the annual financial results of EXFO for the year ended August 31, 2008).

Going Private Transaction

To the knowledge of the directors and officers of the Corporation, it is not anticipated that the Offer will be followed by a “going private transaction” pursuant to Rule 13e-3 under the Exchange Act or Regulation 61-101 under the Securities Act (Quebec) or other transaction such as a “business combination” pursuant to Regulation 61-101 under the Securities Act (Quebec).

Prior Valuations

To the knowledge of the directors and officers of the Corporation, no “prior valuations” (as defined in MI 61-501) regarding the Corporation have been prepared within the two years preceding the date hereof.

Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

The following general summary describes the principal Canadian federal income tax considerations generally applicable, as at the date hereof, to a sale of Shares pursuant to the Offer. This summary is applicable only to Shareholders who, at all relevant times, for purposes of the Income Tax Act (Canada) (the “Tax Act”), are not exempt from tax under the Tax Act, hold such Shares as capital property, deal at arm’s length with the Corporation and are not affiliated with the Corporation. The Shares will generally be considered to be capital property to a Shareholder provided that the Shareholder does not use or hold, and is not deemed to use or hold, the Shares in the course of carrying on a business of buying and selling shares and has not acquired the Shares in one or more transactions considered to be an adventure in the nature of trade. Certain resident Canadian Shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Shares, and all other “Canadian securities”, as defined in the Tax Act, owned by such Shareholders in the taxation year of the election and in all subsequent taxation years, deemed to be capital property. This summary is not applicable to Shareholders who acquired Shares pursuant to the exercise of any option to acquire Shares and who sell their Shares pursuant to the Offer. This summary is not applicable to Shareholders who are “financial institutions” for purposes of the mark-to-market rules contained in the Tax Act and to Shareholders who are “specified financial institutions” and “restricted financial institutions” as defined in the Tax Act.

This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and counsel’s understanding of the current published administrative policies and assessing practices (“Tax Practices”) of the Canada Revenue Agency (“CRA”) publicly available prior to the date hereof. This summary is not exhaustive of all Canadian federal income tax considerations. Except as referred to above, this summary does not take into account or anticipate changes in income tax law or Tax Practices, nor does it take into account provincial, territorial or foreign tax considerations, which considerations may differ significantly from those discussed herein.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to tax consequences to any particular Shareholder are made. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Shares must be expressed in Canadian dollars.

Shareholders Resident in Canada

This portion of the summary is applicable to Shareholders who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty, are resident or deemed to be resident in Canada.

The Corporation has been informed that the paid-up capital per Share on the Expiration Date will exceed the maximum Purchase Price under the Offer. Accordingly, Shareholders who sell Shares pursuant to the Offer will not be deemed to receive a taxable dividend. On such disposition, a Shareholder will realize a capital gain (or a capital loss) in respect of the Shares so disposed of to the extent that proceeds of disposition received by the Shareholder for such Shares exceed (or are less than) the total of the adjusted cost base to the Shareholder of such Shares and any reasonable costs of disposition.

A Shareholder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will generally be entitled to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized in the year of disposition. Allowable capital losses not deductible in the taxation year in which they are realized may ordinarily be deducted against taxable capital gains realized in any of the three preceding taxation years or in any following taxation year to the extent and under the circumstances specified in the Tax Act.

A Shareholder who has realized a capital loss on the sale of the Shares pursuant to the Offer could have all or a portion of that capital loss denied under the “superficial loss” or “stop-loss” rules of the Tax Act. This would happen if the Shareholder or a person affiliated with the Shareholder under the Tax Act has acquired Shares in a period beginning 30 days before the sale of the Shares pursuant to the Offer and ending 30 days after the sale of the Shares pursuant to the Offer and owns Shares at the end of the period. Shareholders are urged to consult their own tax advisors with respect to these “superficial loss” or “stop-loss” rules of the Tax Act.

The amount of any capital loss realized on the disposition of a Share by a Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of dividends received or deemed to have been received by the corporation on such Shares. Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary.

A Shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay, in addition to the tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% determined by reference to its aggregate investment income for the year, which is defined to include an amount in respect of taxable capital gains. The realization of a capital gain by an individual or trust, other than certain specified trusts, will be taken into account in determining their liability for alternative minimum tax under the Tax Act.

Shareholders Not Resident in Canada

This portion of the summary is applicable to Shareholders who, at all relevant times, for purposes of the Tax Act or any applicable income tax treaty, are not residents or deemed to be residents of Canada and for whom Shares are not “taxable Canadian property”, as defined in the Tax Act (a “Non-Canadian Holder”). In general, Shares will not be taxable Canadian property to a Shareholder provided that the Shareholder does not use or hold, and is not deemed to use or hold, such Shares in connection with carrying on a business in Canada and has not, either alone or in combination with persons with whom the Shareholder does not deal at arm’s length, owned (or had an option to acquire) 25% or more of the issued shares of any class or series of the capital stock of the Corporation at any time within five years preceding the sale of the Shares pursuant to the Offer. Special rules which are not discussed in this summary may apply to a Non-Canadian Holder that carries on an insurance business in Canada and elsewhere.

A Non-Canadian Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Shares pursuant to the Offer.

Certain United States Federal Income Tax Considerations to United States Holders

The following is a general summary of the principal United States federal income tax consequences generally applicable to a beneficial owner of Shares who is a “United States Holder” (as defined below) and who tenders and sells Shares to EXFO pursuant to the Offer. This summary is based on the current provisions of the United States Internal Revenue Code of 1986, as amended (the “Code), the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences that are materially different from those discussed below.

The summary applies only to United States Holders who hold their Shares as capital assets within the meaning of Section 1221 of the Code and does not purport to address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances. Specifically, the summary does not address the United States federal income tax consequences to certain types of United States Holders subject to special treatment under the Code (including, but not limited to, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding the Shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” persons who acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, United States expatriates, persons subject to the alternative minimum tax, dealers or traders in securities or currencies, holders whose functional currency is not the United States dollar, Non-United States Holders (as defined below), persons that own an interest in a partnership or other pass-through entity that holds Shares, and persons that have owned, or are deemed to have owned, 10% or more of the voting shares of EXFO at any time during the five-year period ending on the date on which EXFO acquires Shares pursuant to the Offer).

In addition, this summary does not discuss any aspect of United States state and local tax laws or non-United States tax laws that may be applicable to any Shareholder, or any United States federal tax considerations other than United States federal income tax considerations.

For purposes of this summary, a “United States Holder” is (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person, or (v) any other person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis. A “Non-United States Holder” means any holder of Shares who is not a “United States Holder”.

The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, will generally depend on the status of the partner and the activities of the partnership. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisors.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular United States Holder. United States Holders are urged to consult their own tax advisors as to the specific tax consequences of the Offer to them in light of their particular circumstances, including tax return reporting requirements, the applicability and effect of United States federal, state, local and any non-United States tax laws, and the effect of any proposed changes in applicable tax laws.

In General

A United States Holder’s exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. As discussed below, the United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder’s particular facts and circumstances. In particular, whether the exchange is properly treated as giving rise to a dividend taxable as ordinary income or results in capital gain or loss will depend on the facts applicable to a United States Holder’s particular situation. Accordingly, United States Holders should consult their own tax advisors as to the United States federal income tax consequences to them of participating in the Offer.

Treatment as a Sale or Exchange

Under Section 302 of the Code, a transfer of Shares to EXFO by a United States Holder pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares only if the receipt of cash upon the sale (a) is “substantially disproportionate” with respect to the United States Holder, (b) results in a “complete redemption” of the United States Holder’s interest in EXFO or (c) is “not essentially equivalent to a dividend” with respect to the United States Holder. These tests (the “Section 302 tests”) are explained more fully below.

If any of the Section 302 tests is satisfied, a tendering United States Holder will recognize gain or loss equal to the difference between the amount realized (generally determined as described below and before any withholding tax) by the United States Holder pursuant to the Offer and the United States Holder’s basis in the Shares sold pursuant to the Offer. Subject to the discussion of the passive foreign investment company (“PFIC”) rules below, the gain or loss will be a capital gain or loss, which will be a long-term capital gain or loss if the Shares have been held for more than one year. Currently, the maximum long-term capital gain rate for non-corporate United States Holders, including individual United States Holders, is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of Shares (generally, those acquired at the same cost in a single transaction) that we purchase from a United States Holder pursuant to the Offer.

The amount realized by a United States Holder receiving Canadian dollars for United States federal income tax purposes will depend on such United States Holder’s method of accounting. A United States Holder using the cash method of accounting (a “cash basis United States Holder”) will realize an amount equal to the United States dollar value of such Canadian dollars determined at the spot Canadian dollar/United States dollar rate on the date payment is made to the Depositary. A United States Holder using the accrual method of accounting (an “accrual basis United States Holder”) that does not make the election described below to be treated as a cash basis United States Holder will realize an amount equal to the United States dollar value of the Canadian dollars to which such United States Holder becomes entitled on the date its Shares are accepted for purchase by EXFO, determined at the relevant spot exchange rate in effect on that date. An accrual basis United States Holder may elect to be treated as a cash basis United States Holder for purposes of applying the foreign exchange translation rules described above, in which case the relevant spot exchange rate would be the rate in effect on the date payment is made to the Depositary. Such election must be applied consistently from year to year and may not be revoked without the consent of the U.S. Internal Revenue Service (the “IRS”). Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date a United States Holder determines its amount realized for United States federal income tax purposes to the date such payment is converted into United States dollars will be treated as ordinary income or loss.

Treatment as a Distribution

If none of the Section 302 tests is satisfied, the full amount received by the United States Holder with respect to the purchase of Shares pursuant to the Offer will be treated as a distribution by EXFO in respect of such United States Holder’s Shares. Subject to the discussion of the PFIC rules below, this distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of EXFO’s current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income as ordinary income. Assuming that EXFO is not a PFIC in the current or prior taxable year and subject to certain requirements, such dividends received by non-corporate United States Holders, including individual United States Holders, are generally taxable as “qualified dividend income” at a maximum tax rate of 15%. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of EXFO’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the United States Holder’s tax basis in its Shares and the United States Holder’s tax basis in its Shares will be reduced (but not below zero) by such excess. Any remainder will be treated as capital gain from the sale of Shares. No current loss would be recognized. EXFO has not calculated its earnings and profits under United States federal income tax principles and cannot provide United States Holders with such information. Therefore, United States Holders should expect that any distribution by EXFO with respect to the Shares will generally be treated as a dividend.

If, with respect to a United States Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by EXFO with respect to such United States Holder’s Shares, such United States Holder’s adjusted tax basis in its remaining Shares generally will be increased by such United States Holder’s adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by the portion of such United States Holder’s proceeds from the Offer that are treated as a tax-free return of capital. Further, any amount received by a corporate United States Holder that is treated as a dividend generally will not be eligible for the dividends received deduction. No assurance can be given that any of the Section 302 tests (discussed below) will be satisfied as to any particular United States Holder, and thus no assurance can be given that any particular United States Holder will not be treated as having received a dividend taxable as ordinary income.

Constructive Ownership of Shares

In determining whether any of the Section 302 tests is satisfied, a United States Holder must take into account not only Shares actually owned by the United States Holder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a United States Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the United States Holder has an interest or that have an interest in the United States Holder, as well as any Shares the United States Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security.

The Section 302 Tests

One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution.

(a)	“Substantially Disproportionate” Test — The receipt of cash by a United States Holder will have the effect of a “substantially disproportionate” distribution by EXFO with respect to the United States Holder if the percentage of the outstanding voting shares of EXFO actually and constructively owned by the United States Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of EXFO actually and constructively owned by the United States Holder immediately before the exchange (treating Shares purchased by EXFO pursuant to the Offer as outstanding). United States Holders are urged to consult their tax advisors concerning the application of the “substantially disproportionate test” to their particular circumstances.

(b)	“Complete Redemption” Test — The receipt of cash by a United States Holder will be treated as a complete redemption of a United States Holder’s equity interest in EXFO if either (i) all of the Shares actually and constructively owned by the United States Holder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the United States Holder are sold pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of EXFO constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders are urged to consult their tax advisors concerning the application of the “complete redemption” test to their particular circumstances.

(c)	“Not Essentially Equivalent to a Dividend” Test — The receipt of cash by a United States Holder will generally be treated as “not essentially equivalent to a dividend” if the United States Holder’s sale of Shares pursuant to the Offer results in a meaningful reduction of the United States Holder’s proportionate interest in EXFO. Whether the receipt of cash by the United States Holder will be treated as not essentially equivalent to a dividend will depend on the United States Holder’s particular facts and circumstances. However, in certain circumstances, in the case of a United States Holder holding a small minority interest in EXFO’s Shares, it is possible that even a small reduction in such interest may be treated as a “meaningful reduction,” and thus may satisfy the “not essentially equivalent to a dividend” test. United States Holders are urged to consult their tax advisors concerning the application of the “not essentially equivalent to a dividend” test to their particular circumstances.

Under certain circumstances, it may be possible for a tendering United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the Offer. Correspondingly, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the United States Holder or by a related party whose Shares are constructively owned by the United States Holder. United States Holders are urged to consult their tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

If the Offer is over-subscribed, EXFO’s purchase of Shares tendered may be prorated. Thus, even if all the Shares actually and constructively owned by a United States Holder are tendered, it is possible that not all of the Shares will be purchased by EXFO, which in turn may affect the United States Holder’s United States federal income tax consequences, in particular, the United States Holder’s ability to satisfy one of the Section 302 tests described above.

Passive Foreign Investment Company

If EXFO is or has been classified as a PFIC during any part of a United States Holder’s holding period of Shares, United States Holders would be subject to a special, adverse tax regime under which the United States federal income tax consequences of the Offer would be significantly different and less favourable than what is described above. EXFO does not believe that it is currently or has been a PFIC for United States federal income tax purposes. However, this conclusion is a factual determination made annually and thus may be subject to change based on future operations as well as the composition and valuation of EXFO’s assets. In particular, a significant portion of EXFO’s gross assets are comprised of cash and short-term investments, which the PFIC rules treat as passive without regard to the purpose for which EXFO holds those assets. If the proportion of these passive assets were to increase relative to the fair market value of EXFO’s other assets, EXFO may be treated as a PFIC in the current year. Therefore, there can be no assurance that EXFO is not a PFIC.

In general, a non-United States corporation will be a PFIC with respect to a United States Holder if, for any taxable year in which the United States Holder holds its Shares, either: (i) at least 75% of its gross income for the taxable year is passive income (the “income test”); or (ii) at least 50% of the average value of its assets is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income includes, among other things, dividends, interest, rents or royalties (other than certain rents or royalties derived from the active conduct of trade or business), annuities, and gains from assets that produce passive income. If a non-United States corporation owns at least 25% by value of the stock of another corporation, the non-United States corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

If EXFO were treated as a PFIC, a United States Holder who did not make a qualified electing fund election, if available, or a mark-to-market election, would be subject to the following special rules with respect to the Offer:

(a)	If a United States Holder’s sale of Shares pursuant to the Offer is treated as a distribution by EXFO which is an “excess distribution,” the amount of the distribution must be allocated ratably to each day of the United States Holder’s holding period. Generally, “excess distributions” are any distributions to the United States Holder in respect of the Shares during a single taxable year that are greater than 125% of the average annual distributions received by the United States Holder in respect of the Shares during the three preceding taxable years or, if shorter, the United States Holder’s holding period for the Shares. The amount allocated to the current taxable year and to any taxable year in the United States Holder’s holding period for the Shares prior to the first year in which EXFO became a PFIC would be taxable as ordinary income. The amount allocated to each other year would be subject to tax at the highest tax rate in effect for that year, and the interest charge generally applicable to underpayments of tax would be imposed in respect of the tax attributable to each such year.

(b)	If a United States Holder’s sale of Shares pursuant to the Offer is treated as a sale or exchange of the Shares, the entire amount of any gain realized upon the sale will be treated as an “excess distribution” made in the year of sale and as a consequence will be treated as discussed above.

United States Holders are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Foreign Tax Credit

In general, for United States foreign tax credit limitation purposes, amounts that are treated as dividends paid by EXFO will be treated as foreign source income, but amounts received by a United States Holder that are treated as capital gains generally will be treated as income from sources within the United States. Gain or loss from exchange rate fluctuations, as described above, will generally be treated as arising from sources within the United States.

The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividend income with respect to the Offer generally will constitute “passive category income” but could, in the case of certain Untied States Holders, constitute “general category income.” The rules governing the foreign tax credit are complex. United States Holders are urged to consult their United States tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to this Offer may be subject to information reporting to the IRS. A United States Holder may be subject to backup withholding tax (currently at a rate of 28%) with respect to payments made to it unless the United States Holder provides an accurate taxpayer identification number and certifies, among other things, that such number is correct. Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a refund or credit against the United States Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Legal Matters and Regulatory Approvals

EXFO is not aware of any license or regulatory permit that is material to the Corporation’s business that might be adversely affected by the Corporation’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. EXFO cannot predict whether it may determine that it must delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation’s business. The Corporation’s obligations under the Offer to take up and pay for Shares are subject to certain other conditions. See “Offer to Purchase — Conditions of the Offer”.

Source of Funds

The Corporation will fund any purchases of Shares pursuant to the Offer from available cash on hand. The Offer is not conditional upon the receipt of financing. The total amount of funds that can be used in the Offer is Cdn$30,000,000 and will give the Corporation the opportunity to purchase 8,823,529 Shares (if the Purchase Price is determined to be Cdn$3.40, being the minimum Purchase Price under the Offer).

Dealer Managers

TD Securities Inc. and TD Securities (USA) LLC have been retained by the Corporation to act as dealer managers in connection with the Offer in Canada and the United States, respectively.

Depositary

EXFO has appointed CIBC Mellon Trust Company to act as a depositary for, among other things, (i) the receipt of certificates representing Shares and related Letters of Transmittal tendered under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under “Offer to Purchase — Procedure for Tendering Shares”, (iii) the receipt from the Corporation of cash to be paid in consideration of the Shares acquired by the Corporation under the Offer, as agent for the tendering Shareholders, and (iv) the transmittal of such cash to the tendering Shareholders, as agent for the tendering Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

Information Agent

EXFO has appointed Georgeson to act as Information Agent with respect to the Offer. The Information Agent will assist with the mailing of the Offer to Purchase and Circular and related materials to Shareholders, respond to inquiries of and provide information to Shareholders in connection with the Offer and provide other similar advisory services as the Corporation may request from time to time.

Fees and Expenses

TD Securities Inc. and TD Securities (USA) LLC have been retained by the Corporation to act as dealer managers in connection with the Offer, and TD Securities Inc. has acted as financial advisor to EXFO and has provided a liquidity opinion to its Board of Directors. Pursuant to terms of its engagement agreement, TD Securities Inc. will receive a fee from EXFO for its services that include providing the liquidity opinion, including a portion that is contingent on the completion of the Offer. In addition, EXFO has agreed to reimburse TD Securities Inc. for its reasonable out-of-pocket expenses and to indemnify TD Securities Inc. for certain liabilities arising out of TD Securities Inc.’s engagement in connection with the Offer.

EXFO has retained CIBC Mellon Trust Company to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial and United States federal securities laws.

EXFO will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by the Corporation for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

EXFO has retained Georgeson to act as the Information Agent in connection with the Offer. The Information Agent will receive reasonable compensation for its services.

EXFO is expected to incur expenses of approximately Cdn$500,000 in connection with the Offer, which includes filing fees, advisory fees, legal, accounting, depositary and printing fees.

Statutory Rights

Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, these rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

November 10, 2008

The Board of Directors of EXFO Electro-Optical Engineering Inc. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated November 10, 2008 and the sending, communication or delivery thereof to the holders of its subordinate voting shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) Germain Lamonde President and Chief Executive Officer	(signed) Pierre Plamondon Vice-President, Finance and Chief Financial Officer

On behalf of the Board of Directors

(signed) Guy Marier Director	(signed) André Tremblay Director

C-1

CONSENT OF TD SECURITIES INC.

TO: the Board of Directors of EXFO Electro-Optical Engineering Inc.

We consent to the inclusion of our name and the reference to our liquidity opinion dated November 7, 2008 in the section titled “Purpose and Effect of the Offer — Liquidity of Market” in the Issuer Bid Circular dated November 10, 2008 of EXFO Electro-Optical Engineering Inc. in connection with its offer to the holders of its subordinate voting shares, and the inclusion of the text of our opinion in Schedule A thereof.

November 10, 2008

(signed) TD Securities Inc.

C-2

SCHEDULE A
LIQUIDITY OPINION OF TD SECURITIES INC.

TD Securities Inc.
TD Tower
66 Wellington Street West, 9th Floor
Toronto, Ontario M5K 1A2

November 7, 2008

The Board of Directors
EXFO Electro-Optical Engineering Inc.
400 Godin Avenue
Quebec City QC G1M 2K2

Dear Sirs/Mesdames:

TD Securities Inc. (“TD Securities”) understands that EXFO Electro-Optical Engineering Inc. (the “Corporation”) intends to make a substantial issuer bid (the “Substantial Issuer Bid”) to purchase for not more than CDN$30,000,000 in cash up to 8,823,529 of its issued and outstanding Subordinate Voting Shares (the “Shares”) at a purchase price of not less than CDN$3.40 or more than CDN$3.90 per Share. The Corporation will determine a single price per Share (the “Purchase Price”), which will not be less than CDN$3.40 or more than CDN$3.90 per Share, that is the lowest price that enables it to purchase the maximum number of Shares having an aggregate Purchase Price not exceeding CDN$30,000,000. As of November 7, 2008 there were 30,606,791 Shares issued and outstanding and TD Securities understands that up to 8,823,529 Shares will be taken up and paid for if the Purchase Price is determined to be CDN$3.40.

TD Securities also understands that the terms and conditions of the Substantial Issuer Bid will be set forth in the Offer to Purchase to be issued by the Corporation and dated November 10, 2008, the accompanying Issuer Bid Circular and the related Letter of Transmittal (which together constitute the “Offer”). Pursuant to terms of the Offer, holders of the Shares can tender their Shares to the Corporation by means of an Auction Tender or a Purchase Price Tender (each as defined in the Offer). Capitalized terms used herein, unless defined otherwise, have the same meaning as used in the Offer.

TD Securities’ Engagement

In an agreement dated October 31, 2008 (the “Engagement Agreement”), the Corporation engaged TD Securities to act as financial advisor and a dealer manager (“Dealer Manager”) in connection with the Substantial Issuer Bid and to prepare and deliver a written opinion (the “Opinion”) to the Board of Directors of the Corporation (the “Board”) as to i) whether a liquid market exists for the Shares as of the date hereof and ii) whether it is reasonable for the Board to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. This Opinion is being delivered to assist the Board in making its determination that the Offer qualifies for the “liquid market” exemption from the valuation requirements of Multilateral Instrument 61-101 (“MI 61-101”) Protection of Minority Security Holders in Special Transactions.

Pursuant to terms of the Engagement Agreement, TD Securities will receive a fee from the Corporation for its services that include providing the Opinion, including a portion that is contingent on the completion of the Substantial Issuer Bid. In addition, the Corporation has agreed to reimburse TD Securities for its reasonable out-of-pocket expenses and to indemnify TD Securities for certain liabilities arising out of TD Securities’ engagement in connection with the Offer. As financial advisor and Dealer Manager, TD Securities is not independent of the Corporation within the meaning of MI 61-101.

TD Securities acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of the Corporation, including the Shares, or any of its associates or affiliates, and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Corporation its respective associated or affiliated entities or the Offer.

Subject to the terms of the Engagement Agreement, TD Securities consents to the inclusion of the Opinion in its entirety and a summary thereof, in a form acceptable to TD Securities, in the Offer to be mailed to the holders of Shares and to the filing thereof, as necessary, by the Corporation with the applicable Canadian securities regulatory authorities.

Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies.

The Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, corporate finance and opinion matters.

Scope of Review

In preparing our Opinion, we have reviewed and relied upon (without attempting to verify independently the completeness or accuracy thereof), among other things, the following:

i.	a copy of the draft Offer dated November 7, 2008;

ii.	the daily trading activity, volumes, and price history of the Shares on the Toronto Stock Exchange (the “TSX”) and the NASDAQ Stock Market (the “NASDAQ”), as we determined necessary in order to provide the Opinion;

iii.	the trading activity and volumes of shares of other companies listed and traded on the TSX as we determined necessary in order to provide the Opinion;

iv.	the distribution of ownership of the Shares to the extent publicly disclosed or provided to us by the Corporation;

v.	the number of Shares proposed to be purchased under the Offer relative to i) the number of outstanding Shares less ii) the number of Shares owned by related parties of the Corporation and Shares or blocks thereof, that are known to us, that could be considered as not being freely tradable (i.e. the “public float”);

vi.	the customary difference (i.e. the “spread”) between bid and ask prices in trading activity of the Shares and the shares of other companies listed and traded on the TSX as we determined necessary in order to provide the Opinion;

vii.	other public information with respect to the Corporation;

viii.	discussions with senior management of the Corporation;

ix.	the definition of liquid market as outlined in MI 61-101 as well as the other parameters set forth in MI 61-101;

x.	precedent issuer bids that we considered relevant; and

xi.	such other information as we considered necessary or appropriate in the circumstances.

We have conducted such additional analyses and investigations as we considered to be appropriate in the circumstances for the purpose of arriving at the Opinion contained herein as at the date hereof.

Assumptions and Limitations

This Opinion is rendered on the basis of securities market, economic and general business and financial conditions prevailing as at the date hereof, and conditions affecting the Corporation and the Shares as at the date hereof. In formulating our Opinion, TD Securities made several other assumptions, including that all of the conditions required to implement the Substantial Issuer Bid, as set forth in the Offer, will be met, that there will be no significant change in the terms of the Offer and that there will be no significant change in the holdings of the Shares other than as a result of the Substantial Issuer Bid.

TD Securities has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Corporation and their consultants and advisors (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

We have not prepared a formal valuation of the Corporation or any of its securities or assets for the purposes of this Opinion and the Opinion should not be construed as such.

The Opinion has been provided to the Board for its use only in determining the availability of an exemption from the formal valuation requirements of MI 61-101 (pursuant to Sections 3.4(b)(i) and (ii) thereof) and may not be relied upon for any other purpose or by any other person without the prior written consent of TD Securities. The Opinion is given as of the date hereof and TD Securities disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of TD Securities after the date hereof. Without limiting the foregoing, if, after the date hereof, we learn of any material change in any fact or matter affecting the Opinion, TD Securities reserves the right to change, modify or withdraw the Opinion.

TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. This Opinion is not to be construed as a recommendation to any shareholder of the Corporation as to whether or not to tender their Shares under the Offer. In addition, for the purpose of this Opinion we are not expressing any opinion as to the value of the Shares, or the prices at which such shares will trade after the completion of the Offer.

For purposes of this Opinion, the phrase “liquid market” has the meaning ascribed thereto in MI 61-101.

Conclusion

Based upon and subject to the foregoing, it is our opinion as at the date hereof that: (i) a liquid market exists for the Shares as of the date hereof; and (ii) it is reasonable for the Board to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer, that is not materially less liquid than the market that existed at the time of the making of the Offer.

Yours very truly,

TD SECURITIES INC.

The Letter of Transmittal, certificates for Shares and any other required documents must be sent or delivered by each tendering Shareholder or the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses specified below.

Offices of the Depositary, CIBC Mellon Trust Company

By Mail or Registered Mail

CIBC Mellon Trust Company
P.O. Box 1036
Adelaide Street Postal Station
Toronto, Ontario M5C 2K4

Attention: Corporate Restructures

Telephone: (416) 643-5500
Toll Free: 1 (800) 387-0825
Facsimile: (416) 643-3148
Email: inquiries@cibcmellon.com

By Hand or Courier

CIBC Mellon Trust Company
199 Bay Street
Commerce Court West, Securities Level
Toronto, Ontario M5L 1G9

Attention: Corporate Restructures

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact the Information Agent at the telephone number specified below or their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO
THE INFORMATION AGENT:

North American Toll Free Number: 1-866-717-8273
Banks and Brokers call collect: 1-212-806-6859

The Dealer Managers for the Offer are:

In Canada:	In the United States:
TD Securities Inc. 1, Place Ville-Marie Suite 2315 Montreal, QC H3B 3M5	TD Securities (USA) LLC 31 West 52nd Street New York, NY USA 10019-6101

North American Toll Free Number: 1-866-962-1660